CERTIFICATE OF ELIMINATION
OF THE SERIES A PREFERRED STOCK OF
MATTSON TECHNOLOGY, INC.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware
Mattson Technology, Inc., a Delaware corporation (the “Corporation”), certifies as follows:
1.    The Amended and Restated Certificate of Incorporation, as amended (the “Charter”), of the Corporation authorizes the issuance of 360,000 shares of preferred stock, par value $0.01 per share, of the Corporation designated as Series A Preferred Stock (the “Series A Preferred Stock”).
2.    Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation adopted the following resolutions:
RESOLVED FURTHER, that, none of the authorized shares of Series A Preferred Stock are outstanding, and none of the authorized shares of Series A Preferred Stock will be issued prior to the Final Expiration Date;
RESOLVED FURTHER, that all matters set forth in the Amended and Restated Certificate of Incorporation, as amended (the “Charter”), of the Corporation with respect to the Series A Preferred Stock are hereby eliminated from the Charter.
RESOLVED FURTHER, that the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Accounting Officer or the Corporate Controller of the Corporation are, and each of them hereby is, authorized and directed to prepare and file a Certificate of Elimination (the “Certificate of Elimination”) in accordance with the foregoing resolution and the provisions of the DGCL and to take such other actions as they may deem necessary or appropriate to carry out the intent and purpose of the foregoing resolution;
RESOLVED FURTHER, that the foregoing persons are, and each of them hereby is, authorized and directed, for and in the name of and on behalf of the Corporation, to execute and file the Certificate of Elimination with the Secretary of State of the State of Delaware, whereupon all matters with respect to the Series A Preferred Stock shall be eliminated from the Charter and the shares of the Series A Preferred Stock shall resume the status of authorized and unissued shares of preferred stock of the Corporation.
3.    Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Series A Preferred Stock in the Charter are hereby eliminated, and the shares that were designated to

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such series are hereby returned to the status of authorized but unissued shares of preferred stock of the Corporation.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed on its behalf by its duly authorized officer on this 5th day of May, 2015.

MATTSON TECHNOLOGY, INC.

By:    /s/ TYLER PURVIS
Name:     Tyler Purvis
Title:     Senior Vice President, Chief Accounting Officer and Corporate Controller

[Signature Page to Certificate of Elimination]